EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-64044, 333-109882, and 333-118228 on Form S-8 of Crystal Rock Holdings, Inc. and subsidiary of our report dated January 24, 2018 relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K for the year ended October 31, 2017.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

January 24, 2018